Exhibit 3.4

06/07/2007 09:18 7135244122 DAVID M LOEV PAGE 04/10

06/05/2007 17:38 7135244122 DAVID M LOEV PAGE 03/15

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20070391713-53
	Filing Date and Time 06/05/2007 3:45 PM
	Entity Number E0806802005-9

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

COIL TUBING TECHNOLOGY, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS

OF

COIL TUBING TECHNOLOGY, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES B PREFERRED STOCK

(continued on attached sheet)

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State [illegible] 78.1955 Designation 2007
Revised on [illegible]

p.4

Jun 05 2007 6:23PM HP LASERJET FAX

CERTIFICATE OF DESIGNATIONS

OF

COIL TUBING TECHNOLOGY, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES B PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada General Corporation Law, Coil Tubing Technology, Inc., a corporation organized and existing under the Nevada General Corporation Law (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on June 04, 2007, duly adopted a resolution providing for the issuance of a series of one million shares of Series B Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Coil Tubing Technology, Inc. (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series B Preferred Stock"; and

FURTHER RESOLVED, that the Series B Preferred Stock shall consist of one million shares; and

FURTHER RESOLVED, that the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

Section 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series B Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to one million shares.

Section 2.    DIVIDENDS.  The holders of Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

Section 3.    LIQUIDATION PREFERENCE.  The holders of Preferred Stock shall not be entitled to any liquidation preference.

Section 4.    VOTING. The holders of Preferred Stock shall not be entitled to any voting rights.

Section 5.    CONVERSION RIGHTS.  Each share of Preferred Stock shall be convertible into twenty (20) shares of the Company’s common stock at the option of the holder of such Preferred Stock, provided that no shares of Preferred Stock shall be convertible into common stock until such time as Grifco International, Inc. (“Grifco”) has exercised its option to purchase 1,000,000 shares of the Company’s Series A Preferred Stock, currently held by the Company’s Chief Executive Officer, Jerry Swinford, for aggregate consideration of $100, as set forth in and pursuant to the terms of the “Agreement and Release” entered into between various parties, including Grifco and the Company on or about June 1, 2007, the terms of which are incorporated by reference herein, and which is attached hereto as Exhibit A.

Section 6.    REDEMPTION RIGHTS.  The shares of Preferred Stock shall have no redemption rights.

Section 7.     NOTICES.  Any notice required hereby to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this 04 day of June 2007.

COIL TUBING TECHNOLOGY, INC.

/s/ Jerry Swinford
Jerry Swinford,
Chief Executive Officer